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(214) 746-8117



                                 July 19, 1999



AMFM Inc.
1845 Woodall Rodgers Freeway, Suite 1300
Dallas, Texas 75201

Ladies and Gentlemen:

                  We have acted as counsel to AMFM Inc. (the "Company") in connection with the preparation and filing by the Company of a Registration Statement on Form S-8 to be filed with the Securities and Exchange Commission on or about July 15, 1999 (the "Registration Statement"), under the Securities Act of 1933, as amended, with respect to the offer and sale by the Company of up to 14,740,773 shares (the "Registered Shares") of the common stock, par value $.01 per share ("Common Stock"), of the Company issuable upon the exercise of stock options and/or warrants, as applicable, granted pursuant to the Non-Qualified Stock Option Agreement with Jeffrey A. Marcus dated March 15, 1999 (the "Marcus Option"), the Non-Qualified Stock Option Agreement with Eric C. Neuman dated March 15, 1999 (the "Neuman Option"), Non-Qualified Stock Option Agreement with Thomas P. McMillin effective March 15, 1999 (the "McMillin Option"), the Non-Qualified Stock Option Agreement with Daniel J. Wilson effective March 15, 1999 (the "Wilson Option"), the Non-Qualified Stock Option Agreement with Richard A.B. Gleiner effective March 15, 1999 (the "Gleiner Option," together with the Marcus Option, the Neuman Option, the McMillin Option and the Wilson Option, the "Marcus Group Options"), the AMFM Inc. 1999 Stock Option Plan (the "1999 Plan"), the Capstar Broadcasting Corporation 1998 Stock Option Plan (the "Capstar Plan"), the Warrant, dated April 1, 1998, as amended, entitling R. Steven Hicks to purchase 460,815 shares of Common Stock (the "Hicks Warrant I"), the Warrant, dated April 1, 1998, as amended, entitling R. Steven Hicks to purchase 126,510 shares of Common Stock (the "Hicks Warrant II"), the Warrant, dated April 1, 1998, as amended, entitling R. Steven Hicks to purchase 160,106 shares of Common Stock (the "Hicks Warrant III"), the Warrant, dated April 1, 1998, as amended, entitling R. Steven Hicks to purchase 93,139 shares of Common Stock (the "Hicks Warrant IV"), the Warrant, dated April 1, 1998, as amended,

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AMFM INC.
July 19, 1999
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entitling R. Steven Hicks to purchase 247,750 shares of Common Stock (the "Hicks
Warrant V"), the Warrant, dated April 1, 1998, as amended, entitling William S. Banowsky, Jr. to purchase 74,325 shares of Common Stock (the "Banowsky
Warrant"), the Warrant, dated April 1, 1998, as amended, entitling Paul D. Stone to purchase 74,325 shares of Common Stock (the "Stone Warrant"), and the Warrant, dated July 5, 1998, as amended, entitling D. Geoffrey Armstrong to purchase 99,100 shares of Common Stock (the "Armstrong Warrant," together with the Hicks Warrant I, Hicks Warrant II, Hicks Warrant III, Hicks Warrant IV,
Hicks Warrant V, Banowsky Warrant and the Stone Warrant, the "Warrants").

                  In so acting, we have examined originals or copies, certified or otherwise identified to our satisfaction, of the Marcus Group Options, the 1999 Plan, the Capstar Plan and the Warrants and such corporate records, agreements, documents and other instruments, and such certificates or comparable documents of public officials and of officers and representatives of the Company, and have made such inquiries of such officers and representatives, as we have deemed relevant and necessary as a basis for the opinions hereinafter set forth.

                  In such examination, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, conformed or photostatic copies and the authenticity of the originals of such latter documents. As to all questions of fact material to this opinion that have not been independently established, we have relied upon certificates or comparable documents of officers and representatives of the Company.

                  Based on the foregoing, and subject to the qualifications stated herein, we are of the opinion that the Registered Shares are duly authorized, and when issued and delivered against receipt of payment therefor in accordance with the terms of the Marcus Group Options, the 1999 Plan, the Capstar Plan and the Warrants, such Registered Shares will be validly issued, fully paid and nonassessable.

                  The opinions expressed herein are limited to the corporate laws of the State of Delaware, and we express no opinion as to the effect on the matters covered by this letter of the laws of any other jurisdiction.

                  We consent to the use of this opinion as an exhibit to the Registration Statement.

                                            Very truly yours,

                                            /s/ WEIL, GOTSHAL & MANGES LLP